MILLER CONVERTIBLE BOND FUND

SHAREHOLDER SERVICING AND PROCESSING PLAN

Introduction:  The Board of Trustees (the “Board”) of Miller Investment Trust (the “Trust”) approved this Shareholder Servicing Plan on November 26, 2013 (this “Plan”) with respect to the specific classes (each, a “Class”) of the Miller Convertible Bond Fund (“Fund”) set forth on Schedule 1 attached hereto (as Schedule 1 may be amended from time to time).  This Plan authorizes the Fund to engage and pay “financial intermediaries” (within the meaning of Rule 22c-3 under the Investment Company Act of 1940, as amended (the “Act”)) and other industry professionals (collectively, “Shareholder Servicing Agents”) for providing sub-transfer agency and shareholder services to the underlying beneficial owners (including participants in retirement plans) of Fund shares of the Classes that are set forth on Schedule 1 hereto purchased by or for various omnibus accounts (including retirement plans) maintained by the Shareholder Servicing Agents with the Fund (each, a “Beneficial Owner”).  This Plan is not, and this Plan is not to be, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”).

In adopting the Plan, the Board has requested and evaluated such information as it deemed necessary to make an informed determination as to whether this Plan should be adopted, and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets for such purposes.  In voting to approve the implementation of this Plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders of the relevant Classes.

The Plan:  The material aspects of this Plan are as follows:

1.

Fees.

(a)

The Fund is permitted to pay a maximum fee for shareholder servicing and processing per Shareholder Servicing Agent at the annual rate set forth opposite the name of each Class on Schedule 1 hereto, based upon the value of such Class’ average daily net assets, in respect of services described below.  Such fees may be paid by the Fund directly to a Shareholder Servicing Agent or indirectly to a Shareholder Servicing Agent via Wellesley Investment Advisors, Inc., as agent of the Fund (“WIA”), or Northern Lights Distributor LLC, as principal underwriter of the Fund (“NLD” and together with WIA as agent, “Agent”).  The shareholder servicing fee under this Plan is intended to be a “service fee,” as defined in FINRA Conduct Rule 2830.  It is intended that none of the services provided in consideration of the processing fee be of a nature as to render the processing fee a “service fee” as defined in FINRA Conduct Rule 2830.

(b)

The Board has delegated to Agent, and Agent has accepted and assumed certain responsibilities with respect to the Shareholder Servicing Agents, including the obligation, if not paid directly by the Fund, to pay Shareholder Servicing Agents such compensation as required by their respective agreements relating to the provision of sub-

transfer agency and shareholder services to Beneficial Owners, provided that Agent is reimbursed for such obligation by the Fund.  The Board retains the authority to determine the maximum fee for shareholder servicing and processing that Agent may agree, on behalf of the Fund’s applicable Class, to pay to each Shareholder Servicing Agent pursuant to this Plan (the “Maximum Fee”), which Maximum Fee per Shareholder Servicing Agent is set forth on Schedule 1 hereto.  Nothing herein, including the Maximum Fee, limits or otherwise effects any amount that may be paid to any Shareholder Servicing Agent by Agent, its affiliates or any other person for similar or other services from their own resources (“Revenue Sharing Fees”) and/or pursuant to the Rule 12b-1 Plan applicable to any Class of shares of the Fund.

2.

Shareholder Servicing:  Payments of the shareholder servicing fee shall be used to compensate Shareholder Servicing Agents for providing general shareholder liaison services, including, but not limited to:  (a) answering inquiries from shareholders and other Beneficial Owners regarding account status and history, the manner in which purchases and redemptions of the Fund shares may be effected, and other matters pertaining to the Fund generally or the applicable Class; (b) assisting shareholders and other Beneficial Owners in designating and changing dividend options, account designations and addresses; (c) arranging for wiring of funds and transmitting and receiving funds in connection with orders to purchase or redeem Fund shares; (d) verifying and guaranteeing shareholder signatures in connection with orders to purchase or redeem Fund shares; (e) providing such other similar services related to the maintenance of shareholder accounts; and (f) providing necessary personnel and facilities to conduct the activities described above.

3.

Processing:  Payment of the processing fee shall be used to compensate Shareholder Servicing Agents for serving as agents of the Fund for the limited purpose of accepting orders to purchase or redeem Fund shares of a Class and the provision of processing and administrative services on behalf of such Class, including, but not limited to: (a) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Fund’s transfer agent or distributor; (b) processing dividend payments from the Fund on behalf of shareholders and other Beneficial Owners; (c) providing sub-accounting for Fund shares beneficially owned by shareholders and other Beneficial Owners or the information necessary for such sub-accounting; (d) transmitting, on behalf of the Fund, proxy statements, shareholder reports, prospectuses and other communications from the Fund; (e) receiving, tabulating and transmitting to the Fund or its service providers proxies executed by shareholders and other Beneficial Owners with respect to shareholder meetings; (f) providing periodic statements showing account balances and, to the extent practicable, integrating such information with other transactions otherwise effected by the Shareholder Servicing Agent; (g) furnishing (either separately or on an integrated basis with other reports sent to an account by a Shareholder Servicing Agent) monthly and annual statements and confirmations of all purchases and redemptions of Fund shares; (h) providing such other similar services as the Fund or Agent may request; and (i) providing necessary personnel and facilities to conduct the processing services described above.

4.

Authorization:  The Board has determined that it is consistent with the best interests of the shareholders of the Fund and appropriate in furtherance of the purposes of this Plan that Agent, by operation of this Plan, be authorized as follows:

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(a)

New Agreements.  With respect to new agreements entered into after the date of this Plan:  (i) to identify Shareholder Servicing Agents; (ii) to appoint Shareholder Servicing Agents to act as agents for the Fund for the limited purpose of accepting orders to purchase or redeem shares; (iii) to engage Shareholder Servicing Agents to perform shareholder servicing and processing services by entering into shareholder servicing and processing agreements; (iv) to terminate Shareholder Servicing Agents, pursuant to the terms of the relevant agreements; and (v) to pay or cause to be paid to Shareholder Servicing Agents the amount due them under the shareholder servicing and processing agreements.  Forms of agreement entered into by Agent in connection with this Plan will be presented to the Board from time to time, but the Board has determined that Agent may enter into agreements with the Shareholder Servicing Agents that differ from those forms in such form or substance as Agent deems necessary or appropriate; provided, however, that Agent shall not have authority to exceed the Maximum Fee set by the Board for agreements entered into in connection with this Plan nor to eliminate terms creating third party beneficiary or similar rights in favor of the Fund.  Nothing in this paragraph shall preclude Agent or its affiliates from agreeing to pay Revenue Sharing Fees.

(b)

Existing Agreements.  With respect to existing shareholder servicing agreements between a Shareholder Servicing Agent and the Fund and/or Agent, (i) to amend or restate such agreements, or any terms thereof, as Agent deems necessary or appropriate; (ii) to terminate such agreements or cause them to be superseded by new agreements in accordance with paragraph 4(a) above; and (iii) to pay or cause to be paid to the Shareholder Servicing Agents the amounts due them under the shareholder servicing agreements.

5.

Fee Calculation.  For the purpose of determining the fees payable under this Plan, the value of the net assets of the Fund and each Class shall be computed in the manner specified in the Trust’s registration statement on Form N-1A for the computation of the value of the Fund’s net assets.

6.

Reporting.  Agent shall provide the Board, at least quarterly, with a written report that includes the names of the firms that serve as Shareholder Servicing Agents pursuant to agreements entered into in connection with this Plan and all amounts actually expended during the reporting period pursuant to this Plan, expressed both as dollar amounts and percentages.  The report shall state the purpose for which the amounts were expended; provided, however, it shall be assumed that the purposes are to compensate Shareholder Servicing Agents for some or all of the of services described above in paragraphs 2 and 3.  It is not intended that Agent retain any amounts paid to it under this Plan.  Rather, as related to Agent, any and all amounts paid to Agent under this Plan shall be re-allowed by Agent to Shareholder Servicing Agents.  (For avoidance of doubt, Agent may pay Shareholder Servicing Agents in advance of its receipt of payments hereunder from the Fund and Agent may retain such amounts as reimbursement of such payments.)  Subject to the foregoing, Agent shall identify amounts received by it from the Fund and retained by it separately in reports presented to the Board in connection with the annual approval of the Fund’s investment advisory agreement with Agent.

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7.

Board Approval.  This Plan was adopted on November 26, 2013 by the Board, including a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

8.

Term.  This Plan shall continue until November 30, 2014, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 7 hereof.  This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not “interested persons” (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

9.

Amendments.  This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 7 hereof.

10.

Limitation of Liability.  The obligations hereunder and under any agreement shall only be binding upon the assets and property of the Fund, as provided for in the Trust’s Agreement and Declaration of Trust and By-Laws and shall not be binding upon any Trustee, officer or shareholder of the Trust or Fund individually.  No series of the Trust shall have liability under this Plan or any agreement for the obligations of any other series.

Adopted:  November 26, 2013

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SCHEDULE 1

Fees are expressed as a percentage of the average daily net asset value of the particular Class beneficially owned by or attributable to clients of the Shareholder Servicing Agent.

Share Classes	Maximum Fee Rate Per Shareholder Servicing Agent
Advisor Class	0.25%

Dated:  November 26, 2013

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